FOR IMMEDIATE RELEASE
For:	Cathay General Bancorp	Contact: Heng W. Chen
	777 N. Broadway	(213) 625-4752
Los Angeles, CA 90012

CATHAY GENERAL BANCORP ANNOUNCES NET INCOME FOR COMMON
STOCKHOLDERS OF $49.4 MILLION, OR $1.00 PER SHARE IN 2008

Los Angeles, Calif., January 27:  Cathay General Bancorp (the “Company”, NASDAQ: CATY), the holding company for Cathay Bank (the “Bank”), today announced results for the fourth quarter and for the year ended December 31, 2008.

FINANCIAL PERFORMANCE

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Net (loss)/income	$(2.9 million )	$30.9 million	$50.5 million	$125.5 million
Net (loss)/income available to common stockholders	$(4.0 million )	$30.9 million	$49.4 million	$125.5 million
Basic (loss)/earnings per share	$(0.08)	$0.62	$1.00	$2.49
Diluted (loss)/earnings per share	$(0.08)	$0.62	$1.00	$2.46
Return on average assets	-0.10%	1.23%	0.47%	1.38%
Return on average stockholders' equity	-1.05%	12.70%	4.91%	13.28%
Efficiency ratio	42.41%	38.62%	43.71%	38.38%

FOURTH QUARTER HIGHLIGHTS

•
Fourth quarter net loss available to common stockholders of $4.0 million, which was after the deduction of $1.1 million for dividends on preferred stock, compared to net income of $30.9 million in the same quarter a year ago.

•	Diluted loss per share was $0.08, compared to diluted earnings per share of $0.62 in the same quarter a year ago.
•	Total Capital ratio increased to 13.88% at December 31, 2008, substantially in excess of the 10% required for Well Capitalized status.
•	Total allowance for credit losses at December 31, 2008 strengthened to 1.73% of total loans with a provision for credit losses of $62.9 million compared to $5.7 million the same quarter a year ago.

FULL YEAR HIGHLIGHTS

•	Net income available to common stockholders for 2008 was $49.4 million, a decrease of $76.1 million, or 60.6%, from 2007.
•	Diluted earnings per share was $1.00, a decrease of 59.3% compared with diluted earnings per share of $2.46 a year ago.
•	Total assets increased by $1.2 billion, or 11.5%, to $11.6 billion at December 31, 2008, from $10.4 billion at December 31, 2007.
•	Gross loans increased $788.7 million, or 11.8%, to $7.5 billion at December 31, 2008, from $6.7 billion at December 31, 2007.
•	Deposit balances at December 31, 2008, increased to $6.8 billion, an increase of $558.4 million, or 8.9%, compared to deposit balances of $6.3 billion at December 31, 2007.

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“Our fourth quarter results were significantly impacted by the deepening recession and the ongoing slowdown in residential housing, resulting in significant increases in credit costs and markdowns of related assets.  We recorded a provision for credit losses during the fourth quarter of $62.9 million which increased our reserve for credit losses to 1.73% of total loans. Our capital, buttressed by the issuance of $258 million of preferred stock to the US Treasury, reached an all time high,” commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

“Our net interest margin benefited from the interest rate floors on many of our floating rate loans and only dropped slightly during the fourth quarter.  Our new branch in Dublin, Northern California is on schedule to open in the first half of 2009 and can help contribute towards achieving our deposit growth goal,” said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

“Our focus in the year ahead will be on managing through this challenging credit cycle and on providing the lending and banking needs of our customers. We shall also make the necessary investments to enable Cathay Bank to continue to grow when the economy recovers,” concluded Dunson Cheng.

INCOME STATEMENT REVIEW

Net interest income before provision for credit losses

Net interest income before provision for credit losses decreased to $74.2 million during the fourth quarter of 2008, a decline of $6.2 million, or 7.7%, compared to the $80.4 million during the same quarter a year ago.  The decrease was due primarily to the decline in the net interest margin which was partially offset by strong growth in loans and investment securities compared to the prior year.

The net interest margin, on a fully taxable-equivalent basis, was 2.85% for the fourth quarter of 2008.  The net interest margin decreased 3 basis points from 2.88% in the third quarter of 2008 and decreased 58 basis points from 3.43% in the fourth quarter of 2007. The decrease in the net interest margin from the prior year primarily resulted from the lag in the downward repricing of certificates of deposit following the decreases in the prime rate, the increase in the borrowing rate on our long term repurchase agreements and smaller decreases in rates paid on core deposits and other borrowed funds compared to the decreases in the prime rate.  The majority of our variable rate loans contain interest rate floors, which help limit the impact of the recent decreases in the prime interest rate.

For the fourth quarter of 2008, the yield on average interest-earning assets was 5.57% on a fully taxable-equivalent basis, and the cost of funds on average interest-bearing liabilities equaled 3.10%.  In comparison, for the fourth quarter of 2007, the yield on average interest-earning assets was 7.01% and cost of funds on average interest-bearing liabilities equaled 4.12%. The interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, decreased 42 basis points to 2.47% for the quarter ended December 31, 2008, from 2.89% for the same quarter a year ago, primarily due to the reasons discussed above.

Provision for credit losses

The provision for credit losses was $62.9 million for the fourth quarter of 2008 compared to $5.7 million for the fourth quarter of 2007.  The provision for loan losses was $106.7 million for 2008 and $11.0 million for 2007.  The provision for credit losses was based on the review of the adequacy of the allowance for loan losses at December 31, 2008. The provision for credit losses represents the charge or credit against current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb credit losses inherent in the Company’s loan portfolio.  The following table summarizes the charge-offs and recoveries for the quarters as indicated:

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	For the three months ended December 31,		For the year ended December 31,
(In thousands)	2008	2007	2008	2007

Charge-offs:
Commercial loans	$4,015	$1,250	$12,932	$7,503
Construction loans	12,414	788	20,653	978
Real estate loans	4,738	540	5,291	903
Real estate- land loans	9,213	-	9,553	667
Installment and other loans	254	22	254	23
Total charge-offs	30,634	2,600	48,683	10,074
Recoveries:
Commercial loans	116	114	1,750	3,025
Construction loans	-	-	83	190
Real estate loans	-	63	-	265
Installment and other loans	-	5	16	32
Total recoveries	116	182	1,849	3,512
Net Charge-offs	$30,518	$2,418	$46,834	$6,562

Total charge-offs for the fourth quarter of 2008 included $6.1 million of charge-offs on four residential construction loans, a $6.3 million charge-off on a shopping center construction loan, $9.2 million of charge-offs on five land loans, $4.7 million of charge-offs on four commercial real estate loans, and $4.0 million of charge-offs on ten commercial loans.  Total charge-offs during the fourth quarter included $10.0 million of charge-offs from our Texas operations.  Increases in loan charge-offs from prior quarters was due to the weak economy.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $11.6 million for the fourth quarter of 2008, an increase of $5.0 million, or 75.9%, compared to the non-interest income of $6.6 million for the fourth quarter of 2007. The increase in non-interest income was primarily due to increases in gains on sale of available-for-sale securities of $8.2 million. Offsetting the increase were a $1.7 million other-than-temporary charge on agency preferred stock, a $1.0 million other-than-temporary impairment write-down of the Company’s investment in the common stock of Broadway Financial Corporation, and a $270,000, or 16.9% decrease in letters of credit commissions.

Non-interest expense

Non-interest expense increased $2.8 million, or 8.3%, to $36.4 million in the fourth quarter of 2008 compared to $33.6 million in the same quarter a year ago.  The efficiency ratio was 42.41% in the fourth quarter of 2008 compared to 38.62% for the same period a year ago.

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Other real estate owned (“OREO”) expense increased $3.1 million primarily due to $2.4 million of write-downs on the Company’s Texas foreclosures and a $0.7 million increase in OREO operating expenses.  Federal Deposit Insurance Corporation (“FDIC”) and State assessments increased to $1.6 million in the fourth quarter of 2008 from $293,000 in the same quarter a year ago as a result of the utilization of the remaining credit for prior years’ FDIC insurance premiums in March 2008. Professional service expense increased $476,000, or 18.0%, primarily due to increases in information technology consulting expenses of $453,000.  Expense from operations of affordable housing investments increased $355,000, or 21.1%, to $2.0 million compared to $1.7 million in the same quarter a year ago as a result of additional investments in affordable housing projects.  Marketing expenses increased $271,000, or 30.2% in the fourth quarter of 2008 compared to the same quarter a year ago due to increased charitable contribution to the Cathay Bank Foundation.

Offsetting the above described increases were decreases of $2.2 million in salaries and employee benefits primarily due to lower incentive compensation accruals and a $556,000 decrease in computer and equipment expense due primarily to the decrease in software license fees as a result of the Company’s new data processing contract.

The Company expects to complete its annual goodwill impairment review prior to the filing of its Annual Report on Form 10-K for 2008.  At this time, the Company does not expect any goodwill impairment as of December 31, 2008.

Income taxes

The effective tax rate was 27.9% for the full year 2008 compared to 36.2% for the full year 2007 as a result of the decrease in pretax income between the two years. During the fourth quarter of 2008, an additional tax benefit of $4.6 million related to the third quarter write-down was recognized as a result of the enactment on October 3 of the Emergency Economic Stabilization Act of 2008 which amended the tax code to permit the loss on sale of agency preferred stock by a financial institution to be treated as an ordinary loss instead of a capital loss.

BALANCE SHEET REVIEW

Total assets increased by $1.2 billion, or 11.5%, to $11.6 billion at December 31, 2008, from $10.4 billion at December 31, 2007.  The increase in total assets was represented primarily by increases in available-for-sale securities of $736.2 million, or 31.4%, and increases in gross loans of $788.7 million, or 11.8%, offset by decreases of $315.1 million in securities purchased under agreements to resell.

The growth of gross loans to $7.5 billion as of December 31, 2008, from $6.7 billion as of December 31, 2007, was primarily due to increases in commercial mortgage loans and commercial loans.

The changes in the loan composition from December 31, 2007, are presented below:

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Type of Loans:	December 31, 2008	December 31, 2007	% Change
	(Dollars in thousands)
Commercial	$1,620,438	$1,435,861	13
Residential mortgage	622,741	555,703	12
Commercial mortgage	4,132,850	3,762,689	10
Equity lines	168,756	108,004	56
Real estate construction	913,168	799,230	14
Installment	11,340	15,099	(25)
Other	3,075	7,059	(56)
Gross loans and leases	$7,472,368	$6,683,645	12

Allowance for loan losses	(122,093)	(64,983)	88
Unamortized deferred loan fees	(10,094)	(10,583)	(5)

Total loans and leases, net	$7,340,181	$6,608,079	11

Total deposits were $6.8 billion at December 31, 2008, an increase of $558.4 million, or 8.9%, from $6.3 billion at December 31, 2007 primarily due to increases of $333.2 million, or 25.4% from time deposit under $100,000 and increases of $291.9 million, or 9.9%, from time deposits of $100,000 or more.  The changes in the deposit composition from December 31, 2007, are presented below:

Deposits	December 31, 2008	December 31, 2007	% Change
	(Dollars in thousands)
Non-interest-bearing demand	$730,433	$785,364	(7)
NOW	257,234	231,583	11
Money market	659,454	681,783	(3)
Savings	316,263	331,316	(5)
Time deposits under $100,000	1,644,407	1,311,251	25
Time deposits of $100,000 or more	3,228,945	2,937,070	10
Total deposits	$6,836,736	$6,278,367	9

At December 31, 2008, brokered deposits which are included in time deposits under $100,000 increased to $989.3 million, a $356.7 million increase from $632.6 million at December 31, 2007.

ASSET QUALITY REVIEW

At December 31, 2008, total non-accrual loans of $173.9 million included seventeen residential construction loans totaling $100.2 million, an office building construction loan of $14.7 million, twenty-two commercial real estate loans totaling $19.7 million, eight land loans totaling $12.6 million, thirty-five commercial loans totaling $20.9 million, and seventeen residential mortgage loans totaling $5.8 million. Included in nonaccrual loans as of December 31, 2008 are loans totaling $35.0 million which were not 90 days past due as of December 31, 2008, but that we classified as nonaccrual due to concerns surrounding collateral and future collectibility. The $114.8 million of non-accrual construction loans included seven condo construction loans of $69.2 million in Los Angeles County, a $14.6 million office building construction loan and a $5.7 million single-family residential construction loan in San Bernardino County, California, three condo or condo conversion loans of $11.1 million in San Diego County, two residential construction loans totaling $10.1 million in the state of Nevada, a $2.5 million residential construction loan in the Central Valley of California, a $1.1 million condo construction loan in Boston, Massachusetts, and a $0.5 million senior housing loan in New Jersey.  The $19.7 million of non-accrual commercial real estate loans included four loans of $6.5 million secured by warehouses, four loans of $4.1 million secured by apartments, a $1.7 million loan secured by a motel and $2.3 million loans secured by two shopping centers in Texas, and $5.1 million in loans secured by industrial and office buildings, restaurants and a retail store.

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At December 31, 2008, total residential construction loans were $414.3 million of which $17.5 million were in San Bernardino and Riverside counties in California and $15.9 million were in the Central Valley in California.  Residential construction loans of $2.5 million in the Central Valley and $11.5 million in San Bernardino and Riverside counties were on non-accrual status as of December 31, 2008.  At December 31, 2008, total land loans were $215.2 million of which $25.7 million were in San Bernardino and Riverside counties and $2.8 million were in Central Valley.  Land loans of $1.5 million in the Central Valley were on non-accrual status as of December 31, 2008.

At December 31, 2008, net carrying value of other real estate owned increased $44.9 million to $61.0 million from $16.1 million at December 31, 2007.  OREO located in California was comprised of eight properties, including $13.5 million for land zoned for residential and retail purposes in Riverside County, California; $10.3 million for land zoned for apartments in Anaheim, California; $4.4 million for a condo project in Los Angeles, California; $3.7 million for four pieces of land zoned for residential purposes, and three other properties totaling $0.6 million.  OREO located in Texas was comprised of five properties, including two shopping centers totaling $16.3 million, a $7.1 million apartment building, a $1.4 million hotel, and an office building of $0.8 million.

Non-performing assets to total assets was 2.1% at December 31, 2008, compared to 0.8% at December 31, 2007.  Total non-performing assets increased $160.8 million, to $244.5 million at December 31, 2008, compared with $83.7 million at December 31, 2007, primarily due to a $115.6 million increase in non-accrual loans and a $47.7 million increase in OREO and other assets.

The allowance for loan losses was $122.1 million and the allowance for off-balance sheet unfunded credit commitments was $7.3 million at December 31, 2008, and represented the amount that the Company believes to be sufficient to absorb credit losses inherent in the Company’s loan portfolio.  The allowance for credit losses, the sum of allowance for loan losses and for off-balance sheet unfunded credit commitments, was $129.4 million at December 31, 2008, compared to $69.6 million at December 31, 2007.  The allowance for credit losses represented 1.73% of period-end gross loans and 71.7% of non-performing loans at December 31, 2008.  The comparable ratios were 1.04% of gross loans and 103% of non-performing loans at December 31, 2007.  Results of the changes to the Company’s non-performing assets and troubled debt restructurings are highlighted below:

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(Dollars in thousands)	December 31, 2008	December 31, 2007	% Change
Non-performing assets
Accruing loans past due 90 days or more	$6,733	$9,265	(27)
Non-accrual loans:
Construction- residential	100,169	21,529	365
Construction- non-residential	14,673	8,148	80
Land	12,608	6,627	90
Commercial real estate, excluding land	19,733	13,336	48
Commercial	20,904	6,664	214
Residential mortgage	5,776	1,971	193
Total non-accrual loans:	$173,863	$58,275	198
Total non-performing loans	180,596	67,540	167
Other real estate owned and other assets	63,892	16,147	296
Total non-performing assets	$244,488	$83,687	192
Troubled debt restructurings	$924	$12,601	(93)

Allowance for loan losses	$122,093	$64,983	88
Allowance for off-balance sheet credit commitments	7,332	4,576	60
Allowance for credit losses	$129,425	$69,559	86

Total gross loans outstanding, at period-end	$7,472,368	$6,683,645	12

Allowance for loan losses to non-performing loans, at period-end	67.61%	96.21%
Allowance for loan losses to gross loans, at period-end	1.63%	0.97%

Allowance for credit losses to non-performing loans, at period-end	71.67%	102.99%
Allowance for credit losses to gross loans, at period-end	1.73%	1.04%

CAPITAL ADEQUACY REVIEW

At December 31, 2008, the Tier 1 risk-based capital ratio of 12.07%, total risk-based capital ratio of 13.88%, and Tier 1 leverage capital ratio of 9.79%, continue to place the Company in the “well capitalized” category, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 6%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2007, the Company’s Tier 1 risk-based capital ratio was 9.09%, the total risk-based capital ratio was 10.52%, and Tier 1 leverage capital ratio was 7.83%.

YEAR-TO-DATE REVIEW

Net income was $50.5 million, or $1.00, per diluted share for the year ended December 31, 2008, a decrease of $74.9 million, or 59.7%, in net income compared to $125.5 million, or $2.46 per diluted share for the year ended December 31, 2007 due primarily to increases in the provision for loan losses and the “other-than-temporary” impairment charge.  The net interest margin for the year of 2008 decreased 72 basis points to 2.95% compared to 3.67% for the year of 2007.

Return on average stockholders’ equity was 4.91% and return on average assets was 0.47% for the  year of 2008, compared to a return on average stockholders’ equity of 13.28% and a return on average assets of 1.38% for the year of 2007.  The efficiency ratio for the year of 2008 was 43.71% compared to 38.38% for the year of 2007.

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ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank.  Founded in 1962, Cathay Bank offers a wide range of financial services.  Cathay Bank currently operates 31 branches in California, nine branches in New York State, one in Massachusetts, two in Texas, three in Washington State, three in the Chicago, Illinois area, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei.  Cathay Bank’s website is found at http://www.cathaybank.com/.

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management’s beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “seeks,” “shall”, “should,” “will,” “predicts,” “potential,” “continue,” or the negative of such terms and other comparable terminology or similar expressions. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Cathay General Bancorp to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: significant volatility and deterioration in the credit and financial markets and adverse changes in economic conditions; the effects of the Emergency Economic Stabilization Act and the  Troubled Asset Relief Program (TARP) and any changes or amendments thereto; deterioration in asset or credit quality; the availability of capital; the impact of any goodwill impairment that may be determined; acquisitions of other banks, if any; fluctuations in interest rates; the soundness of other financial institutions; expansion into new market areas; earthquakes, wildfires, or other natural disasters; competitive pressures; changes in the availability of capital; legislative, regulatory, and accounting rule changes and developments; and general economic or business conditions in California and other regions where Cathay Bank has operations.

These and other factors are further described in Cathay General Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007, its reports and registration statements filed with the Securities and Exchange Commission (“SEC”) and other filings it makes in the future with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release.  Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak as of the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statements or to publicly announce the results of any revision of any forward-looking statement to reflect future developments or events.

Cathay General Bancorp's filings with the SEC are available to the public at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 777 N. Broadway, Los Angeles, CA 90012, Attention: Investor Relations (213) 625-4749.

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CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended December 31,			Twelve months ended December 31,
(Dollars in thousands, except per share data)	2008	2007	% Change	2008	2007	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$74,242	$80,445	(8)	$295,147	$309,521	(5)
Provision for credit losses	62,900	5,700	1,004	106,700	11,000	870
Net interest income after provision for credit losses	11,342	74,745	(85)	188,447	298,521	(37)
Non-interest income	11,577	6,582	76	18,907	27,487	(31)
Non-interest expense	36,398	33,612	8	137,279	129,348	6
(Loss)/income before income tax expense	(13,479)	47,715	(128)	70,075	196,660	(64)
Income tax (benefit) expense	(10,579)	16,799	(163)	19,554	71,191	(73)
Net (loss)/income	$(2,900)	$30,916	(109)	$50,521	$125,469	(60)
Dividend on preferred stock	1,140	-	100	1,140	-	100
Net (loss)/income available to common stockholders	$(4,040)	$30,916	(113)	$49,381	$125,469	(61)

Net (loss)/income available to common stockholders per common share:
Basic	$(0.08)	$0.62	(113)	$1.00	$2.49	(60)
Diluted	$(0.08)	$0.62	(113)	$1.00	$2.46	(59)

Cash dividends paid per common share	$0.105	$0.105	-	$0.420	$0.405	4

SELECTED RATIOS
Return on average assets	-0.10%	1.23%	(108)	0.47%	1.38%	(66)
Return on average stockholders’ equity	-1.05%	12.70%	(108)	4.91%	13.28%	(63)
Efficiency ratio	42.41%	38.62%	10	43.71%	38.38%	14
Dividend payout ratio	nm	16.92%	nm	41.07%	16.36%	151
* nm- not meaningful

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	5.57%	7.01%	(21)	5.89%	7.28%	(19)
Total interest-bearing liabilities	3.10%	4.12%	(25)	3.35%	4.21%	(20)
Net interest spread	2.47%	2.89%	(15)	2.54%	3.07%	(17)
Net interest margin	2.85%	3.43%	(17)	2.95%	3.67%	(20)

CAPITAL RATIOS	December 31, 2008	December 31, 2007	September 30, 2008	Well Capitalized Requirements	Minimum Regulatory Requirements
Tier 1 risk-based capital ratio	12.07%	9.09%	9.39%	6.0%	4.0%
Total risk-based capital ratio	13.88%	10.52%	11.09%	10.0%	8.0%
Tier 1 leverage capital ratio	9.79%	7.83%	7.65%	5.0%	4.0%

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CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	December 31, 2008	December 31, 2007	% change

Assets
Cash and due from banks	$84,818	$118,437	(28)
Short-term investments	25,000	2,278	997
Securities purchased under agreements to resell	201,000	516,100	(61)
Long-term certificates of deposit	-	50,000	(100)
Securities available-for-sale (amortized cost of $3,043,566 in 2008 and $2,348,606 in 2007)	3,083,817	2,347,665	31
Trading securities	12	5,225	(100)
Loans	7,472,368	6,683,645	12
Less: Allowance for loan losses	(122,093)	(64,983)	88
Unamortized deferred loan fees, net	(10,094)	(10,583)	(5)
Loans, net	7,340,181	6,608,079	11
Federal Home Loan Bank stock	71,791	65,720	9
Other real estate owned, net	61,015	16,147	278
Affordable housing investments, net	103,562	94,000	10
Premises and equipment, net	104,107	76,848	35
Customers’ liability on acceptances	50,178	53,148	(6)
Accrued interest receivable	43,603	53,032	(18)
Goodwill	319,557	319,873	(0)
Other intangible assets, net	29,246	36,097	(19)
Other assets	75,813	39,883	90
Total assets	$11,593,700	$10,402,532	11

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing demand deposits	$730,433	$785,364	(7)
Interest-bearing deposits:
NOW deposits	257,234	231,583	11
Money market deposits	659,454	681,783	(3)
Savings deposits	316,263	331,316	(5)
Time deposits under $100,000	1,644,407	1,311,251	25
Time deposits of $100,000 or more	3,228,945	2,937,070	10
Total deposits	6,836,736	6,278,367	9

Federal funds purchased	52,000	41,000	27
Securities sold under agreements to repurchase	1,610,000	1,391,025	16
Advances from the Federal Home Loan Bank	1,449,362	1,375,180	5
Other borrowings from financial institutions	-	8,301	(100)
Other borrowings from affordable housing investments	19,500	19,642	(1)
Long-term debt	171,136	171,136	-
Acceptances outstanding	50,178	53,148	(6)
Minority interest in consolidated subsidiaries	8,500	8,500	-
Other liabilities	103,401	84,314	23
Total liabilities	10,300,813	9,430,613	9
Commitments and contingencies	-	-	-
Total stockholders’ equity	1,292,887	971,919	33
Total liabilities and stockholders’ equity	$11,593,700	$10,402,532	11

Book value per share	$20.90	$19.70	6
Number of common stock shares outstanding	49,508,250	49,336,187	0

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CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$110,336	$123,928	$452,216	$480,769
Investment securities- taxable	31,383	29,282	115,890	100,663
Investment securities- nontaxable	276	382	1,250	2,007
Federal Home Loan Bank stock	616	659	3,301	2,348
Agency preferred stock	-	174	1,621	686
Federal funds sold and securities purchased under agreements to resell	2,723	8,927	15,017	24,309
Deposits with banks	133	1,201	656	4,489
Total interest and dividend income	145,467	164,553	589,951	615,271

INTEREST EXPENSE
Time deposits of $100,000 or more	24,895	34,698	111,293	132,225
Other deposits	16,898	20,539	66,417	77,278
Securities sold under agreements to repurchase	15,843	11,911	60,559	35,037
Advances from Federal Home Loan Bank	11,283	13,142	46,512	48,072
Long-term debt	2,201	3,183	9,090	11,240
Short-term borrowings	105	635	933	1,898
Total interest expense	71,225	84,108	294,804	305,750

Net interest income before provision for credit losses	74,242	80,445	295,147	309,521
Provision for credit losses	62,900	5,700	106,700	11,000
Net interest income after provision for loan losses	11,342	74,745	188,447	298,521

NON-INTEREST INCOME
Securities gains/(losses), net	7,009	542	(5,971)	810
Letters of credit commissions	1,332	1,602	5,613	5,951
Depository service fees	1,105	1,234	4,741	4,763
Gains from sale of premises and equipment	-	2	21	2,716
Other operating income	2,131	3,202	14,503	13,247
Total non-interest income	11,577	6,582	18,907	27,487

NON-INTEREST EXPENSE
Salaries and employee benefits	15,983	18,193	66,626	68,949
Occupancy expense	3,318	3,080	13,236	12,115
Computer and equipment expense	1,835	2,391	7,859	9,600
Professional services expense	3,121	2,645	12,011	9,304
FDIC and State assessments	1,637	293	4,809	1,097
Marketing expense	1,167	896	3,616	3,309
Other real estate owned expense	3,147	50	4,953	334
Operations of affordable housing investments	2,036	1,681	7,397	6,609
Amortization of core deposit intangibles	1,713	1,755	6,909	7,053
Other operating expense	2,441	2,628	9,863	10,978
Total non-interest expense	36,398	33,612	137,279	129,348

(Loss)/income before income tax expense	(13,479)	47,715	70,075	196,660
Income tax (benefit)/expense	(10,579)	16,799	19,554	71,191
Net (loss)/income	(2,900)	30,916	50,521	125,469

Dividend on Preferred stock	(1,140)	-	(1,140)	-
Net (loss)/income available to common stockholders	$(4,040)	$30,916	$49,381	$125,469

Net (loss)/income available to common stockholders per common share:
Basic	$(0.08)	$0.62	$1.00	$2.49
Diluted	$(0.08)	$0.62	$1.00	$2.46

Cash dividends paid per common share	$0.105	$0.105	$0.420	$0.405
Basic average common shares outstanding	49,480,850	49,630,914	49,414,824	50,418,303
Diluted average common shares outstanding	49,626,950	50,061,883	49,529,793	50,975,449

(more)

CATHAY GENERAL BANCORP
AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	For the three months ended,
(In thousands)	December 31, 2008		December 31, 2007		September 30, 2008

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans and leases (1)	$7,500,351	5.85%	$6,574,603	7.48%	$7,425,818	6.11%
Taxable investment securities	2,625,517	4.76%	2,115,571	5.49%	2,484,473	4.42%
Tax-exempt investment securities (2)	26,190	6.45%	51,098	6.41%	47,938	7.20%
FHLB stock	68,235	3.59%	55,637	4.70%	64,228	6.22%
Federal funds sold and securities purchased under agreements to resell	155,326	6.97%	466,084	7.60%	188,522	6.12%
Deposits with banks	19,471	2.72%	60,316	7.90%	8,941	1.87%
Total interest-earning assets	$10,395,090	5.57%	$9,323,309	7.01%	$10,219,920	5.70%

Interest-bearing liabilities
Interest-bearing demand deposits	$260,558	0.48%	$229,450	1.03%	$268,802	0.57%
Money market	746,152	1.63%	755,556	2.97%	760,679	1.81%
Savings deposits	331,329	0.25%	335,504	0.77%	337,538	0.31%
Time deposits	4,777,558	3.18%	4,130,688	4.64%	4,708,290	3.31%
Total interest-bearing deposits	$6,115,597	2.72%	$5,451,198	4.02%	$6,075,309	2.84%
Federal funds purchased	39,620	1.05%	45,859	4.65%	39,842	2.06%
Securities sold under agreements to repurchase	1,555,217	4.05%	1,267,643	3.73%	1,550,000	3.89%
Other borrowed funds	1,262,653	3.55%	1,155,823	4.54%	1,157,430	4.05%
Long-term debt	171,136	5.12%	171,136	7.38%	171,136	4.72%
Total interest-bearing liabilities	9,144,223	3.10%	8,091,659	4.12%	8,993,717	3.21%

Non-interest-bearing demand deposits	759,038		798,292		788,028
Total deposits and other borrowed funds	$9,903,261		$8,889,951		$9,781,745

Total average assets	$11,148,143		$9,986,980		$10,926,283
Total average stockholders’ equity	$1,093,748		$965,805		$1,010,503

	For the twelve months ended,
(In thousands)	December 31, 2008		December 31, 2007

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans and leases (1)	$7,214,689	6.27%	$6,170,505	7.79%
Taxable investment securities	2,460,181	4.71%	1,800,930	5.59%
Tax-exempt investment securities (2)	50,520	8.22%	61,932	6.51%
FHLB stock	66,025	5.00%	50,293	4.67%
Federal funds sold and securities purchased under agreements to resell	234,896	6.39%	318,778	7.63%
Deposits with banks	14,631	4.48%	62,101	7.23%
Total interest-earning assets	$10,040,942	5.89%	$8,464,539	7.28%

Interest-bearing liabilities
Interest-bearing demand deposits	$255,185	0.61%	$232,114	1.22%
Money market deposits	736,739	1.84%	699,606	3.08%
Savings deposits	334,222	0.36%	344,066	0.95%
Time deposits	4,530,923	3.56%	3,852,468	4.72%
Total interest-bearing deposits	$5,857,069	3.03%	$5,128,254	4.09%
Federal funds purchased	40,128	2.25%	32,190	5.01%
Securities sold under agreements to repurchase	1,554,023	3.90%	941,380	3.72%
Other borrowed funds	1,177,869	3.95%	1,010,574	4.79%
Long-term debt	171,136	5.31%	151,478	7.42%
Total interest-bearing liabilities	8,800,225	3.35%	7,263,876	4.21%

Non-interest-bearing demand deposits	772,982		782,347
Total deposits and other borrowed funds	$9,573,207		$8,046,223

Total average assets	$10,736,130		$9,111,671
Total average stockholders’ equity	$1,028,289		$944,528

(1)	Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.
(2)
The average yield has been adjusted to a fully taxable-equivalent basis for certain securities of states and political subdivisions and other securities held using a statutory Federal income tax rate of 35%.